Exhibit 5
NOTICE OF ADJOURNED BONDHOLDER MEETING
to consider, among other things, a Resolution to Allow Redemption at the Issuer’s option
NOTICE OF MEETING
of the holders of the
US$420,000,000
10.25% Guaranteed Bonds due 2010
(ISIN: XS0224891944
Common Code: 022489194)
issued by
GT 2005 Bonds B.V.
(incorporated with limited liability under the laws of The Netherlands)
(the “Issuer”)
unconditionally and irrevocably guaranteed by
PT Gajah Tunggal Tbk.
(incorporated with limited liability under the laws of the Republic of Indonesia)
(the “Guarantor”)
NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 4 (Provisions for Meetings of Bondholders) to the Trust Deed dated 21 July 2005, as amended and supplemented by the Supplemental Trust Deed dated 11 June 2007 between the Issuer, the Guarantor, The Hongkong and Shanghai Banking Corporation Limited as trustee (the “Trustee”) and others (the “Trust Deed”), in respect of the above-referenced bonds (the “Bonds”), and as a result of the adjournment of the meeting held at 18:30 hours (Singapore time) on 6 July 2009 due to lack of quorum, an adjourned meeting (the “Bondholder Meeting”) of the holders of the Bonds (the “Bondholders”) convened by the Issuer will be held at 18.30 hours (Singapore time) on 21 July 2009 at the offices of Latham & Watkins LLP, at 9 Raffles Place, #42-02 Republic Plaza, Singapore 048619, for the purpose of considering and, if thought fit, passing the following resolutions which will be proposed as Extraordinary Resolutions in accordance with the provisions of the Trust Deed. Unless the context otherwise requires, capitalised terms used in this Notice of Bondholder Meeting (including the Extraordinary Resolutions) shall bear the meanings given to them in the Trust Deed and/or the Exchange Offer and Consent Solicitation Memorandum of the Issuer dated 12 June 2009, as amended by the supplement to the Exchange Offer and Consent Solicitation Memorandum of the Issuer dated 24 June 2009 (the “Exchange Offer and Consent Solicitation Memorandum”).
EXTRAORDINARY RESOLUTIONS
THE TERMS OF THE EXTRAORDINARY RESOLUTIONS are as follows:
“THAT this Meeting of the holders (the “Bondholders”) of the US$420,000,000 10.25% Guaranteed Bonds due 2010 (the “Bonds”) of GT 2005 Bonds B.V. (the “Issuer”) and guaranteed by PT Gajah Tunggal Tbk. (the “Guarantor”), constituted by the Trust Deed dated 21 July 2005, as amended and supplemented by a Supplemental Trust Deed dated 11 June 2007 (the “Trust Deed”) between the Issuer, the Guarantor and The Hongkong and Shanghai Banking Corporation Limited as trustee for the Bondholders (the “Trustee”) hereby:
1       RESOLVES to assent and approve the modification to the Conditions and the Trust Deed by replacing Condition 8.4 with the following:

“8.4 Redemption at the Option of the Issuer: if any of the Bonds are exchanged for New Bonds (as defined in the Exchange Offer and Consent Solicitation Memorandum), the remaining Bonds will be redeemed by the Issuer, in whole but not in part, on not less than one day’s nor more than 60 days’ notice, in exchange for the New Bonds at the Late Exchange Price (as defined in the Exchange Offer and Consent Solicitation Memorandum). Notice shall, for the purposes of this Condition 8.4, be deemed to be given on the day of its delivery to a common depositary for Euroclear and Clearstream, Luxembourg in lieu of the notice requirements under Condition 8.3 and Condition 16.”
and to assent and approve any conforming changes to the Conditions and the Trust Deed as a result of the above replacement.
2       RESOLVES to waive all interest that may be accrued and payable, or that may accrue and become payable on 21 July 2009, in respect of any Bonds that remain outstanding as of 21 July 2009.
3.      RESOLVES :
(i)	to authorise, direct, request and empower the Trustee to concur in and execute a Supplemental Trust Deed (supplemental to the Trust Deed) (in such form as the Trustee shall require) to implement the modification of the Conditions and the Trust Deed set out in these Extraordinary Resolutions (including any conforming changes);

(ii)	to sanction and approve every modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of Bondholders against the Issuer, the Guarantor, and the Trustee necessary to give effect to these Extraordinary Resolutions (whether or not those rights arise under the Trust Deed or the Conditions);

(iii)	to authorise and direct the Trustee to concur in taking all steps considered by it in its sole discretion to be necessary, desirable or expedient to carry out and give effect to these Extraordinary Resolutions; and

(iv)	that each of the Trustee and the Agents be discharged and exonerated from all liability for which it may have become or may become liable under the Trust Deed, the Agency Agreement, or the Bonds in respect of any act or omission including without limitation in connection with these Extraordinary Resolutions or their implementation, such modifications or the implementation of those modifications even if it is found subsequently there is a defect in the passing of these Extraordinary Resolutions or for any reason these Extraordinary Resolutions are not binding on current or subsequent Bondholders or their heirs or assignees.
Background
The Exchange Offer and Consent Solicitation Memorandum of the Issuer, a copy of which is available as indicated below, explains the background to and reasons for, gives full details of, and invites Bondholders to approve (at the Bondholder Meeting), the proposed amendments set out in the above Extraordinary Resolutions.
Documents Available for Inspection
Bondholders may, at any time during normal business hours on any weekday (not including Saturdays, Sundays and bank and other public holidays) prior to the Bondholder Meeting, inspect copies of the documents set out below at the offices of the Trustee, the Principal Paying Agent and the Registrar.
Documents available:
(a)	Trust Deed: the Trust Deed dated 21 July 2005, as amended and supplemented by the Supplemental Trust Deed dated 11 June 2007 between the Issuer, the Guarantor, the Trustee and others;

(b)	Agency Agreement: the Agency Agreement dated 14 July 2005, as amended and supplemented by the Supplemental Agency Agreement dated 11 June 2007;

(c)	Offering Circulars: the offering circular relating to the Issuer’s US$325,000,000 10.25% Guaranteed Bonds due 2010, dated 14 July 2005 and the offering circular relating to the Issuer’s US$95,000,000 10.25% Guaranteed Bonds due 2010, dated 4 June 2007;

(d)	form of Supplemental Trust Deed (including the amended Conditions); and

(e)	Exchange Offer and Consent Solicitation Memorandum: a copy of the Exchange Offer and Consent Solicitation Memorandum, dated 12 June 2009 and a copy of the Supplement to the Exchange Offer and Consent Solicitation Memorandum dated 24 June 2009.
Copies of the Exchange Offer and Consent Solicitation Memorandum and the form of proxy (referred to below) are available for collection at the specified offices of the Principal Paying Agent and the Registrar.
General
Bondholders should pay particular attention to the requirements in respect of a quorum for the Bondholder Meeting and an adjourned Bondholder Meeting (if applicable) which are set out below. In light of such requirements, Bondholders are strongly urged either to attend the Bondholder Meeting or to take the steps referred to below as soon as possible in order to be represented by proxy at the Bondholder Meeting.
The Trustee and Credit Suisse Securities (Europe) Limited as the dealer manager (the “Dealer Manager”) do not express any view as to the merits of the Extraordinary Resolutions or any view on whether the Bondholders would be acting in their best interests in voting for or against the Extraordinary Resolutions, but the Trustee has authorised it to be stated that it has no objection to the Extraordinary Resolutions being put to Bondholders for their consideration. The Trustee and the Dealer Manager have not been involved in formulating or negotiating the Extraordinary Resolutions and neither such party makes any representation that all relevant information has been disclosed to the Bondholders in or pursuant to the Exchange Offer and Consent Solicitation Memorandum and this Notice. Neither the Dealer Manager nor the Trustee has verified any of the statements made in the Exchange Offer and Consent Solicitation Memorandum or in this Notice.
Nothing in the Exchange Offer and Consent Solicitation Memorandum or this Notice should be construed as a recommendation to the Bondholders from the Trustee or the Dealer Manager to vote for or against the Extraordinary Resolutions. Accordingly, each of the Issuer, the Guarantor, the Trustee and the Dealer Manager recommends that Bondholders who are unsure of the impact of the Extraordinary Resolutions should seek their own financial and legal advice.
Voting and Quorum
The provisions governing the convening and holding of the Bondholder Meeting are set out in Schedule 4 (Provisions for Meetings of Bondholders) to the Trust Deed, a copy of which is available for inspection as described above. The Bonds are currently represented by two global certificates (the “Global Certificates”) held by and registered in the name of HSBC Nominees (Hong Kong) Limited as nominee for Euroclear and Clearstream, Luxembourg (the “Clearing Systems”, each a “Clearing System”). Each person (a “Beneficial Owner”) who is the owner of a particular principal amount of the Bonds, as shown in the records of Euroclear or Clearstream, Luxembourg or its accountholders (“Direct Participants”), should note that such person will not be a Bondholder for the purposes of this Notice of Bondholder Meeting and will only be entitled to attend and vote at the Bondholder Meeting or to cause the appointment of a proxy to do so in accordance with the procedures set out below. On this basis, the only Bondholder for the purposes of this Notice of Bondholder Meeting will be the registered holder of the Global Certificates, which is HSBC Nominees (Hong Kong) Limited, as nominee for Euroclear and Clearstream, Luxembourg.
The Bondholders or Direct Participants (directly or on behalf of Beneficial Owners) who have submitted Electronic Instruction Notices to the Clearing Systems or to the Bondholder in accordance with the procedures set out in the Exchange Offer and Consent Solicitation Memorandum need take no further action in relation to voting at the Bondholder Meeting in respect of the Extraordinary Resolutions. By submitting or delivering a duly completed Electronic Instruction Notice to the relevant Clearing Systems, the relevant holder of the Bonds instructs HSBC Nominees (Hong Kong) Limited as registered holder of such Bonds to authorise the Principal Paying Agent to issue and complete a Block Voting Instruction in accordance with Schedule 4 of the Trust Deed and in such Block Voting Instruction to authorise and instruct the Principal Paying Agent to appoint at least two employees of the Principal Paying Agent nominated by it as proxies to vote in favour (or against, as the case may be) of the Extraordinary Resolutions.
The following provisions apply only to Bondholders or Beneficial Owners who do not submit an Electronic Instruction Notice to the relevant Clearing System.
1.	Beneficial Owners and Direct Participants who hold their interests in Bonds through a Clearing System and who wish to appoint a proxy to attend and vote on their behalf at a Bondholder Meeting (any adjournment thereof) should contact the relevant Clearing System to request that the Principal Paying Agent issue and date a Block Voting Instruction in respect of their Bonds, a “Block Voting Instruction” being a document in the English language issued by the Principal Paying Agent and dated, in which:
(a)	it is certified that at the date thereof certain specified Bonds (not being Bonds in respect of which a Voting Certificate (as defined below) has been issued and is outstanding in respect of that Bondholder Meeting (or any adjournment thereof)) have been deposited with such Paying Agent (or to its order at a bank or depositary approved by the Trustee or blocked in an account with a clearing system) and that no such Bonds will be released until the first to occur of:
(i)	the conclusion of that Bondholder Meeting (or any adjournment thereof) (whichever is the later); and

(ii)	the surrender (not less than 48 hours (as defined below) before the time for which such Bondholder Meeting (or any adjournment thereof) is convened) of the receipt to the Paying Agent who issued the same in respect of each such deposited Bond which is to be released and the giving of notice by such Paying Agent to the Issuer in accordance with paragraph 17 of Schedule 4 (Provisions for Meetings of Bondholders) to the Trust Deed of the necessary amendment to the Block Voting Instruction;
(b)	it is certified that each depositor of such Bonds has instructed such Paying Agent that the vote(s) attributable to its or his Bond(s) so deposited and retained by such Paying Agent should be cast in a particular way in relation to the resolution or resolutions set out in the notice of such Bondholder Meeting (or any adjournment thereof) and that all such instructions are, during the period of 48 hours prior to the time for which such Bondholder Meeting (or such adjournment thereof) is convened, neither revocable nor subject to amendment;

(c)	the aggregate principal amount and the serial numbers of the Bonds (where in definitive form) so deposited or blocked are listed, distinguishing with regard to each such resolution between those in respect of which instructions have been given as aforesaid that the votes attributable thereto should be cast in favour of the resolution and those in respect of which instructions have been so given that the votes attributable thereto should be cast against the resolution; and

(d)	one or more persons named in such document (each a “Proxy”) is or are authorised and instructed by such Paying Agent to cast the votes attributable to the Bonds so listed in accordance with the instructions referred to in (c) above as set out in such document.
2.	Beneficial Owners and Direct Participants who hold their interests in Bonds through a Clearing System and who wish to attend and vote at a Bondholder Meeting (or any adjournment thereof) should contact the relevant Clearing System to make arrangements to obtain a Voting Certificate in respect of their

Bonds, a “Voting Certificate” being an English language certificate issued by the Principal Paying Agent and dated, in which it is stated:
(a)	that on the date thereof certain specified Bonds (not being Bonds in respect of which a Block Voting Instruction has been issued and is outstanding in respect of that Bondholder Meeting (or any adjournment thereof) have been deposited with such Paying Agent (or to its order at a bank or depositary approved by the Trustee or blocked in an account with a clearing system) and that no such Bonds will be released until the first to occur of:
(i)	the conclusion of that Bondholder Meeting (or any adjournment thereof) (whichever is the later); and

(ii)	the surrender of the certificate to the Paying Agent who issued the same; and
(b)	that the bearer thereof is entitled to attend and vote at such Bondholder Meeting (or any adjournment thereof) in respect of the Bonds represented by such certificate.
Voting Certificates and Block Voting Instructions will only be issued as contemplated above in respect of Bonds deposited with any Paying Agent (or the bank or depositary as aforesaid or blocked in an account with a clearing system) not less than 48 hours before the time for which the Bondholder Meeting to which the same relate has been convened and shall be valid for so long as the relevant Bonds have not been released as contemplated in paragraph 1 above or this paragraph 2 and during the validity thereof the holder of any Voting Certificate or (as the case may be) the Proxy or Proxies named in any Block Voting Instruction shall, for all purposes in connection with the relevant Bondholder Meeting (or any adjournment thereof) (but not otherwise), be deemed to be the holder of the Bonds to which such Voting Certificate or Block Voting Instruction relates and the Paying Agent or the bank or depositary as aforesaid with whom such Bonds have been deposited shall be deemed for such purposes not to be the holder of those Bonds.
3.	Any Bond(s) so held and blocked for either of these purposes will be released to the Direct Participant by the relevant Clearing System on the earliest of: (i) the conclusion of the Bondholder Meeting (or, if later, the adjourned Bondholder Meeting) and (ii) upon such Bond(s) ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the Principal Paying Agent to be held to its order or under its control.

4.	Bondholders are entitled to attend the Bondholder Meeting or to give instructions with respect to the casting of their votes at the Bondholder Meeting whether or not they offer to exchange their Bonds in response to the Exchange Offer.
The Extraordinary Resolutions may only be considered at the Bondholder Meeting if the Bondholder Meeting is quorate. The Bondholder Meeting will be quorate if at least two persons being entitled to vote (whether as a Bondholder or as proxy) are present at the Bondholder Meeting who together hold or represent the requisite principal amount of outstanding Bonds satisfying the quorum requirement as set forth below.
If within fifteen minutes after the time appointed for the Bondholder Meeting, a quorum is not present, the Bondholder Meeting shall stand adjourned until a date which shall be not less than 14 clear days but not more than 42 clear days as determined by the chairman of the Bondholder Meeting and approved by the Trustee prior to the adjournment of such Meeting. The adjourned Bondholder Meeting will be subject to the same quorum requirements as the Bondholder Meeting.
The quorum requirement is as follows:

Bondholder Meeting	Quorum Requirement

Bondholder Meeting / Adjourned	Two or more persons present in person (not being the Issuer or any Subsidiary of it or a nominee therefor) holding Bonds or voting

Bondholder Meeting	certificates or being proxies and being or representing not less than 50.0 per cent. in principal amount of the Bonds for the time being outstanding.
Every question submitted to a Bondholder Meeting (or any adjournment thereof) will be decided in the first instance by a show of hands and in the case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote. At a Bondholder Meeting (or any adjournment thereof), unless a poll is demanded by the chairman, the Issuer, the Trustee or by one or more persons holding or representing in the aggregate not less than two per cent. of the principal amount of the Bonds then outstanding, a declaration by the chairman that the resolution has been carried or carried by a particular majority, or lost, or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.
Subject to the next paragraph, if at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after such an adjournment as the chairman directs and the results of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.
Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.
On a show of hands every person who is present in person and produces a Bond or Voting Certificate or is a Proxy shall have one vote.
On a poll every person who is so present shall have one vote in respect of each US$1,000 in principal amount of Bonds so produced or represented by the Voting Certificate so produced or in respect of which he is a Proxy or the Holder or the representative.
Without prejudice to the obligations of the Proxies named in any Block Voting Instruction, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.
Votes in favour of the Extraordinary Resolutions must represent at least 90.0 per cent. of the votes cast for the Extraordinary Resolutions to be duly passed.
If passed, the Extraordinary Resolutions will be binding upon all Bondholders, whether or not they were present or represented at the Bondholder Meeting (or adjourned Bondholder Meeting, as applicable) and whether or not they voted at the Bondholder Meeting (or adjourned Bondholder Meeting, as applicable).
This notice is governed by, and shall be construed in accordance with, English law.
Holders whose Bonds are held by Clearstream, Luxembourg or Euroclear should contact the following for further information:
EXCHANGE AGENT
Lucid Issuer Services Limited
Leroy House
436 Essex Road
London
N1 3QP
United Kingdom
Telephone: +44 20 7704 0880
Facsimile: +44 20 7067 9098
Email: gt@lucid-is.com
Attention: Sunjeeve Patel / Yves Theis

PRINCIPAL PAYING AND TRANSFER AGENT AND REGISTRAR
The Hongkong and Shanghai Banking Corporation Limited
Level 30 HSBC Main Building
1 Queen’s Road Central
Hong Kong